Exhibit 99.2

PDC ENERGY, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

INDEX

Financial Information	Page Number

Pro Forma Combined Consolidated Statement of Operations	2
Notes to Pro Forma Combined Consolidated Statement of Operations	3

PDC ENERGY, INC.
Pro Forma Combined Consolidated Statement of Operations
(unaudited; in thousands, except per share data)

	Year Ended December 31, 2019
	PDC Historical	SRC Historical	Reclassification Adjustments		Pro Forma Adjustments		PDC Pro Forma Combined
Revenues
Crude oil, natural gas and NGLs sales	$1,307,275	$635,502	$(80)	(a)	$—		$1,942,697
Commodity price risk management loss, net	(162,844)	—	(30,227)	(a)	—		(193,071)
Other income	11,692	—	180	(a)	—		11,872
Total revenues	1,156,123	635,502	(30,127)		—		1,761,498
Costs, expenses and other
Lease operating expenses	142,248	58,384	(80)	(a)	—		200,552
Production taxes	80,754	34,112	—		—		114,866
Transportation, gathering and processing expenses	46,353	16,794	—		—		63,147
Exploration, geologic and geophysical expense	4,054	—	—		—		4,054
General and administrative expense	161,753	46,292	—		14,587	(b)	206,687
					(15,945)	(c)
Depreciation, depletion and amortization	644,152	240,157	(3,472)	(a)	(86,913)	(d)	793,924
Accretion of asset retirement obligations	6,117	—	3,472	(a)	(270)	(e)	9,319
Impairment of properties and equipment	38,536	—	—		—		38,536
Loss on sale of properties and equipment	9,734	—	—		—		9,734
Other expenses	11,317	—	—		—		11,317
Total costs, expenses and other	1,145,018	395,739	(80)		(88,541)		1,452,136
Income from operations	11,105	239,763	(30,047)		88,541		309,362
Commodity derivative loss	—	(30,227)	30,227	(a)	—		—
Interest expense	(71,171)	—	—		(35,779)	(f)	(103,309)
					1,725	(g)
					1,916	(h)
Interest income	72	314	—		—		386
Other income	—	180	(180)	(a)	—		—
Income (loss) before income taxes	(59,994)	210,030	—		56,403		206,439
Income tax (expense) benefit	3,322	(56,646)	—		(13,537)	(i)	(66,861)
Net income (loss)	$(56,672)	$153,384	$—		$42,866		$139,578

Earnings per share:
Basic	$(0.89)						$1.36
Diluted	$(0.89)						$1.35

Weighted-average common shares outstanding:
Basic	64,032				38,938	(j)	102,970
Diluted	64,032				39,027	(j)	103,059

See accompanying Notes to Pro Forma Combined Consolidated Statement of Operations

Note 1 - Basis of Presentation

In January 2020, PDC Energy, Inc. ("PDC" or "we") merged with SRC Energy, Inc. ("SRC") in a transaction valued at $1.7 billion, inclusive of SRC's net debt. Upon closing, we issued approximately 39 million shares of our common stock to SRC shareholders and holders of SRC equity awards, reflecting the issuance of 0.158 of a share of our common stock in exchange for each outstanding share of SRC common stock and the cancellation of outstanding SRC equity awards.

The unaudited pro forma combined consolidated statement of operations (the “pro forma statement of operations”) for the year ended December 31, 2019 presents the historical consolidated statements of operations of PDC and SRC, adjusted to give effect to the merger and related transactions as if they had been consummated on January 1, 2019. The pro forma statement of operations contains certain reclassification adjustments to conform the historical SRC statement of operations presentation to PDC's statement of operations presentation. In the opinion of PDC's management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the pro forma statement of operations.

Assumptions and estimates underlying the adjustments to the pro forma statement of operations (the “pro forma adjustments”) are described in the footnote titled Pro Forma Adjustments. The historical consolidated statement of operations include pro forma adjustments that give effect to the merger that are directly attributable to the merger, factually supportable and expected to have a continuing impact on the combined results of PDC and SRC following the merger. The pro forma statement of operations has been presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved had the merger occurred on the date indicated. Further, the pro forma statement of operations does not purport to project the future operating results of the combined company following the merger.

The pro forma statement of operations, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. Specifically, the pro forma statement of operations exclude projected synergies expected to be achieved as a result of the merger, nor do they include any associated costs that may be required to be incurred to achieve the identified synergies. The pro forma statement of operations also excludes the effects of material transaction costs associated with the merger, costs associated with any restructuring, integration activities or asset dispositions resulting from the merger, if any, and to the extent they occur, are expected to be non-recurring and have not been incurred at the closing date of the merger. However, such costs could affect the combined company following the merger in the period the costs are incurred or recorded. The pro forma statement of operations does not reflect the effect of any regulatory or other actions that may impact the results of the combined company following the merger.

The pro forma statement of operations and the notes thereto should be read in conjunction with PDC's and SRC's consolidated financial statements and the notes thereto included in PDC's Annual Report on Form 10-K for the year ended December 31, 2019 and SRC's consolidated financial statements and the notes thereto as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, which are included in this Form 8-K as Exhibit 99.1.

Note 2 - Acquisition Accounting

The merger was accounted for under the acquisition method of accounting. Accordingly, we conducted assessments of the net assets acquired and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values. The preliminary allocation of the purchase price to these assets and liabilities was included in our balance sheet as of March 31, 2020, which is included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 7, 2020.

Note 3 - Pro Forma Adjustments

The pro forma statement of operations has been adjusted to reflect reclassifications of SRC's statement of operations to conform to PDC's statement of operations presentation and convert SRC's statement of operations from the full cost method of accounting to the successful efforts method used by PDC, elimination of direct acquisition costs, the impact of the merger on the combined company's long-term debt and estimated tax impact of pro forma adjustments. These adjustments include the following:

(a)	The following reclassifications were made as a result of the transaction to conform to PDC's presentation:
• Reclassification of approximately $0.1 million from Crude oil, natural gas and NGLs sales to Lease operating expenses;
• Reclassification of approximately $30.2 million for SRC's Commodity derivative loss to Commodity price risk management loss, net;
• Reclassification of approximately $0.2 million for SRC's Other income to Other income; and
• Reclassification of approximately $3.5 million for SRC's Depreciation, depletion and accretion to Accretion of asset retirement obligations.
(b)	Reflects approximately $14.6 million in General and administrative expense related to internal costs that SRC capitalized during the year ended December 31, 2019.
(c)	Reflects the elimination of approximately $15.9 million in General and administrative expense related to deal costs that were recorded by PDC and SRC during the year ended December 31, 2019.
(d)
Reflects the elimination of SRC's historical Depreciation, depletion and amortization ("DD&A") of approximately $234.4 million under the full cost method of accounting and the recording of approximately $147.5 million in DD&A for the year ended December 31, 2019 under the successful efforts method of accounting based upon the fair value of the assets acquired.

(e)
Reflects approximately $0.3 million adjustment of Accretion of asset retirement obligations related to conforming assumptions for economic lives and reclamation costs for plugged and abandoned wells with those of PDC for the year ended December 31, 2019.

(f)	Reflects approximately $35.8 million adjustment to Interest expense that was capitalized by SRC for the year ended December 31, 2019.
(g)	The following adjustments were made to reflect pro forma changes to Interest expense for the year ended December 31, 2019:
• Approximately $10.0 million decrease related to the elimination of interest and amortization of debt issuance costs on SRC's revolving credit facility; and
•
Approximately $8.3 million increase related to interest expense calculated on the borrowings on PDC's existing revolving credit facility after the repayment of SRC's revolving credit facility balance of $165 million. A one-eighth percent increase or decrease in the interest rate would not have had a material impact on the Interest expense for the year ended December 31, 2019.

(h)	Reflects approximately $1.9 million decrease to Interest expense for the fair value adjustment to SRC's senior notes for the year ended December 31, 2019.
(i)	Reflects tax effect of the adjustments above at the blended federal and state statutory rate of approximately 24 percent for the year ended December 31, 2019.
(j)	Reflects impact of the number of PDC shares issued to SRC shareholders.

Note 4 - Supplemental Pro Forma Oil and Gas Information

The following tables present the estimated pro forma combined net proved developed and undeveloped crude oil and natural gas reserves as of December 31, 2019, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2019. The pro forma reserve information set forth below give effect to the merger as if the merger had been completed on January 1, 2019.

	PDC Historical		SRC Historical	PDC Historical	SRC Historical	PDC Historical	SRC Historical	PDC Pro Forma
	Crude Oil, Condensate (MBbls)			Natural Gas (MMcf)		NGLs (MBbls)		Total (MBoe)
Proved Reserves:
Proved reserves, December 31, 2018	190,349		88,012	1,335,689	771,867	131,987	89,093	850,702
Revisions of previous estimates	25,875		(13,471)	328,290	(105,645)	31,559	(20,378)	60,691
Extensions, discoveries and other additions	1,056		16,159	10,262	180,152	1,519	17,694	68,164
Acquisition of reserves	553		—	4,558	—	448	—	1,761
Dispositions	(1,412)		(299)	(5,052)	(963)	(614)	(117)	(3,444)
Production	(19,166)		(9,813)	(115,950)	(49,471)	(10,923)	(4,526)	(71,998)
Proved reserves, December 31, 2019	197,255		80,588	1,557,797	795,940	153,976	81,766	905,876

Proved Developed Reserves, as of:
December 31, 2018	61,821		37,102	443,151	324,169	43,856	36,427	307,094
December 31, 2019	66,211	—	32,965	554,234	344,823	55,411	34,733	339,162
Proved Undeveloped Reserves, as of:
December 31, 2018	128,528		50,910	892,538	447,698	88,131	52,666	543,608
December 31, 2019	131,044		47,623	1,003,563	451,117	98,565	47,033	566,714

The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2019 is as follows:

	As of December 31, 2019
	PDC Historical	SRC Historical	PDC Pro Forma
	(in thousands)

Future estimated cash flows	$14,590,604	$6,181,423	$20,772,027
Future estimated production costs	(4,530,173)	(1,595,045)	(6,125,218)
Future estimated development costs	(3,257,106)	(1,320,071)	(4,577,177)
Future estimated income tax expense	(907,382)	(294,967)	(1,202,349)
Future net cash flows	5,895,943	2,971,340	8,867,283
10% annual discount for estimated timing of cash flows	(2,585,609)	(1,205,682)	(3,791,291)

Standardized measure of discounted future estimated net cash flows	$3,310,334	$1,765,658	$5,075,992

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2019 are as follows:

	Year Ended December 31, 2019
	PDC Historical	SRC Historical	PDC Pro Forma
	(in thousands)

Beginning of period	$4,447,716	$2,675,648	$7,123,364
Sales of crude oil, natural gas and NGLs production, net of production costs	(1,037,920)	(526,212)	(1,564,132)
Net changes in prices and production costs	(2,122,538)	(913,844)	(3,036,382)
Extensions, discoveries and improved recovery, less related costs	39,606	357,895	397,501
Sales of reserves	(14,533)	(12,031)	(26,564)
Purchases of reserves	18,816	—	18,816
Development costs incurred during the period	605,753	170,320	776,073
Revisions of previous quantity estimates	538,242	(515,285)	22,957
Changes in estimated income taxes	346,826	281,316	628,142
Net changes in future development costs	206,003	129,369	335,372
Accretion of discount	532,127	316,115	848,242
Timing and other	(249,764)	(197,633)	(447,397)

End of period	$3,310,334	$1,765,658	$5,075,992